UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): March 2, 2009
FIRST SOLAR, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33156	20-4623678

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
350 West Washington Street
Suite 600
Tempe, Arizona 85281
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (602) 414-9300
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 3.02. Unregistered Sales of Equity Securities
Signature

Item 1.01. Entry into a Material Definitive Agreement.
     On March 2, 2009, First Solar, Inc. (“First Solar”) agreed to acquire the solar power project development business (the “Project Business”) of OptiSolar Inc., a Delaware corporation (“OptiSolar”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and among First Solar, OptiSolar, and OptiSolar Holdings LLC, a Delaware limited liability company (“OptiSolar Holdings”). Pursuant to the Merger Agreement, on the closing date of the acquisition (the “Closing Date”), a newly formed wholly-owned subsidiary of First Solar (“Merger Sub”) will merge with and into OptiSolar, with OptiSolar surviving as a wholly-owned subsidiary of First Solar (the “Merger”). Pursuant to the Merger, all the outstanding shares of common stock of OptiSolar held by OptiSolar Holdings will be exchanged for the Merger Consideration (as defined below).
     The Merger Consideration will consist of shares of First Solar common stock (“First Solar Shares”) having a value equal to (using the volume weighted average price of First Solar Shares for ten consecutive trading days for the period ending two trading days prior to the Closing Date) the sum of (a) $400 million, (b) the aggregate amount of certain payments made by OptiSolar from January 1, 2009 to the Closing Date in respect of the Project Business and (c) the amount held in certain accounts of OptiSolar’s French subsidiaries as of the Closing Date. Forty percent of the First Solar Shares comprising the Merger Consideration will immediately be available for resale.
     A portion of the Merger Consideration (collectively, the “Holdback Shares”) having a value equal to the sum of (a) certain accounts payable of OptiSolar and its subsidiaries and (b) the aggregate amount of rent due over the remaining terms of certain OptiSolar leases will not be issued to OptiSolar Holdings on the Closing Date. The Holdback Shares will only be issued to OptiSolar Holdings to the extent certain payments or novations are made in respect of such accounts payable or leases and only at specified times. If such payments or novations are not made within certain specified time periods after the Closing Date, all or a portion of the Holdback Shares will not be issued to OptiSolar Holdings.
     In addition, a portion of the Merger Consideration having a value equal to $100 million (the “Escrow Shares”) will be deposited on the Closing Date with an escrow agent for a period of two years to support certain indemnification obligations of OptiSolar Holdings under the Merger Agreement. Up to twenty percent of the Escrow Shares may be released from the escrow on the first anniversary of the Closing Date.
     Prior to the Closing Date, OptiSolar will engage in a series of transactions (the “Spin Off Transactions”) whereby (a) certain of OptiSolar’s assets and liabilities not relating to the Project Business will be contributed to a new entity called OptiSolar Technologies Inc. (“OptiSolar Technologies”), (b) OptiSolar and OptiSolar Technologies will become wholly-owned subsidiaries of OptiSolar Holdings and (c) the current stockholders of OptiSolar will own 100% of the equity interest of OptiSolar Holdings. Pursuant to the Spin Off Transactions, OptiSolar Technologies and OptiSolar will agree to indemnify each other and various related parties for certain liabilities.
     The Merger Consideration will be issued in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to a registration rights agreement to be executed in connection with the Merger Agreement, First Solar will agree to prepare and file with the Securities and Exchange Commission a registration statement under the Securities Act with respect to the resales of the shares issued to OptiSolar in the Merger (the “Resale Registration Statement”).
     Consummation of the Merger is subject to customary closing conditions, including the absence of legal impediments to the consummation of the transactions, the receipt of governmental approvals with respect to or the expiration or termination of any required waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or other required foreign approvals, the effectiveness of the Resale Registration Statement and the quotation of the First Solar Shares comprising the Merger Consideration on the NASDAQ, and the consummation of the Spin Off Transactions. Concurrently with the execution and delivery of the Merger Agreement, the approval of the Spin Off Transactions and the Merger was obtained by the written consents of the stockholders of OptiSolar.
     The Merger Agreement contains customary representations and warranties, and First Solar, OptiSolar and OptiSolar Holdings LLC have agreed to certain customary covenants.
Item 3.02. Unregistered Sales of Equity Securities.
The information included in Item 1.01 above is incorporated by reference to this Item 3.02.

Signature
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST SOLAR, INC.

Date: March 5, 2009	By:	/s/ Mary Beth Gustafsson

	Name:	Mary Beth Gustafsson
	Title:	Vice President, General Counsel